Exhibit 99.1

NovaDel Receives Commitment of Investment Fund to Purchase up to 13.0 Million Shares over the Next 12 Months

Flemington, NJ – June 29, 2009

NovaDel Pharma Inc. (NYSE AMEX: NVD) entered into an agreement with Seaside 88, LP (“Seaside”). Under the terms of the agreement and subject to the approval of the NYSE AMEX, Seaside has committed to purchase up to 13.0 million NovaDel common shares, in a series of closings every two weeks in the amount of 500,000 shares each for a total of up to 26 purchases. NovaDel and Seaside expect to close the first sale of 500,000 shares after the approval of the NYSE AMEX.

“This infusion of capital will allow NovaDel to continue the commercialization of Zolpimist™ and Nitromist® as well as initiate the development of our promising pipeline utilizing our Novamist™ technology,” said Steven B. Ratoff, Chairman and Interim Chief Executive Officer. “This financing addresses NovaDel’s cash operating requirements through the investment period and enables the Company to price future closings with Seaside as we achieve our business objectives.”

The purchase price for all closings executed under the agreement is determined by applying a 13% discount to a volume-weighted-average price (VWAP) of NovaDel’s common stock. The price of the shares to be sold at today’s initial closing is based on NovaDel’s share price on the day prior to close. The pricing of all subsequent closings will be based on NovaDel’s share price for the 10 trading days preceding each closing. The scheduled closings will not take place if the Company’s VWAP for the 3 preceding trading days is less than $0.25. NovaDel has the right to discontinue the agreement between the 6th and 7th closings, based on the Company’s assessment of its financing needs at that time

NovaDel is offering the securities in this agreement pursuant to an effective shelf registration statement. The offering is being made only by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering can be obtained from NovaDel’s Investor Relations Department at 25 Minnneakoning Road, Flemington, NJ 08822, or from the U.S. Securities Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (NYSE AMEX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s 2008 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

CONTACTS:

Steven B. Ratoff

(908) 782-3431 ext. 2650

Chairman and Interim Chief Executive Officer

NovaDel Pharma Inc.

sratoff@novadel.com